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                  INDEPENDENT AUDITORS' CONSENT






The Board of Directors and Stockholders
Dataram Corporation:


We consent to incorporation by reference in the Registration Statement (No. 33-56282) on Form S-8 of
Dataram Corporation of our report dated May 20, 1998, relating to the consolidated balance sheets of Dataram
Corporation and subsidiary as of April 30, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended April 30, 1998 and our report dated May 20, 1998 relating to the schedule as listed in Item 8 of Form 10-K, which reports appear in the 1998 annual report on Form 10-K of Dataram Corporation.


                                     KPMG PEAT MARWICK LLP

                                     KPMG Peat Marwick LLP



Princeton, New Jersey
July 24, 1998